Exhibit 3.3

LIMITED PARTNERSHIP

AGREEMENT OF

CVC-PE GLOBAL PRIVATE EQUITY FUND, LP

This Limited Partnership Agreement of CVC-PE Global Private Equity Fund, LP, is entered into by and between CVC-PEF General Partner, LLC, as general partner (the “General Partner”), and CVC-PEF TE Blocker (CYM), Ltd., as limited partner (the “Initial Limited Partner”).

The General Partner and the Initial Limited Partner hereby agree to form a limited partnership, pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. section 17-101, et seq.) (as amended from time to time, the “Act”), and agree to carry on the limited partnership subject to the terms of this Agreement and in accordance with the provisions of the Act.

1. Name. The name of the limited partnership shall be CVC-PE Global Private Equity Fund (TE), LP (the “Partnership”).

2. Offices; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, DE 19801. The name and address of the registered agent for service of process on the Partnership at such address are c/o The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, DE 19801. The Partnership may from time to time have such other place or places of business within or without the State of Delaware as the General Partner may determine.

3. Purpose. The purposes of the Partnership are (a) to seek attractive risk adjusted investment returns, principally in the form of capital appreciation by acquiring, holding, financing, refinancing and disposing of a diverse portfolio of investments including buyout, growth capital, venture capital, special situations, turnaround, mezzanine, distressed opportunities, real estate and infrastructure assets, in accordance with and subject to the other provisions of this Agreement, by acquiring (globally but primarily in the United States of America and Europe) (i) interests in generalist and specialist private equity fund structures (including funds of funds, feeder funds and other similar structures) on the secondary market, (ii) investment interests in private equity fund structures or portfolios of private equity assets on the secondary market through bespoke liquidity solutions, (iii) co-investments in individual portfolio companies alongside private equity fund sponsors and (iv) such other investments that are consistent with, or complementary to, the foregoing investments, as determined in the sole discretion of the General Partner, (b) to engage in such other activities as the General Partner deems reasonably necessary or advisable in connection with the foregoing and (c) to engage in any other lawful acts or activities incidental to the foregoing.

4. Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner CVC-PEF General Partner, LLC c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands
Initial Limited Partner CVC-PEF TE Blocker (CYM), Ltd. c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

5. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. The General Partner, acting on behalf of the Partnership, shall be empowered to do or cause to be done any and all acts deemed by the General Partner, in its sole judgment, to be necessary or advisable in furtherance of the purposes of the Partnership. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

6. Management; Appointment and Authority of the Manager.

(a) The General Partner shall have the right, to the fullest extent permitted by the Act, to delegate certain management and administrative responsibilities and powers; provided that the management and conduct of the activities of the Partnership shall remain the sole responsibility of the General Partner.

(b) The General Partner hereby appoints CVC Advisors (U.S.) Inc., a Delaware corporation (the “Manager”), as manager of the Partnership to provide portfolio management and administrative services to the Partnership on the following terms:

(i)
The Manager shall manage the operations of the Partnership, shall have the right to execute and deliver documents on behalf of the Partnership, and otherwise bind the Partnership in lieu of the General Partner, and shall have discretionary authority with respect to investments of the Partnership, including the authority to investigate, analyze, structure and negotiate.
(ii)
potential investments and to evaluate, monitor, exercise voting rights, advise as to disposition opportunities and take other appropriate action with respect to the investments on behalf of the Partnership. Other than as provided in Section 6(b), the appointment of the Manager shall not relieve the General Partner from its obligations to the Partnership hereunder or under the Act.

(iii)
The Manager shall act in conformity with this Agreement, and in no event shall the Manager be considered a general partner or a limited partner of the Partnership by agreement, estoppel, as a result of the performance of its duties or otherwise.

(c) Subject to the other provisions of this Agreement, the General Partner shall have all the broadest powers and authority to act on behalf of and in the name of the Partnership, or in its own name or through other agents, to carry the purpose of the Partnership in accordance with, and subject to the limitations contained in this Agreement and to perform all acts which it may, in its sole discretion, deem necessary or desirable in connection therewith, without any further act, approval or vote of any Limited Partner.

7. Dissolution. The Partnership shall have perpetual existence except that it shall be dissolved, and its affairs wound up, upon the first to occur of the following: (a) the General Partner approves the dissolution in writing; (b) an event of withdrawal of the General Partner has occurred under the Act, unless the business of the Partnership is continued in accordance with the Act; (c) an entry of a decree of judicial dissolution of the Partnership under section 17-802 of the Act; or (d) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act.

8. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

CVC-PEF General Partner, LLC	$1.00
CVC-PEF TE Blocker (CYM), Ltd.	$99.00

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership, provided that if the Initial Limited Partner makes additional capital contributions to the Partnership, the General Partner shall make additional capital contributions to the Partnership at the relevant time to ensure its capital contributions shall be equal to the less of (a) 1% of total capital contributions contributed to the Partnership and (b) $100,000.00.

10. Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. At the time or times determined by the General Partner, the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to a partner of the Partnership on account of such partner’s interest in the Partnership if such distribution would violate the Act or other applicable law.

12. Transfer of Interests. Any partner may transfer all or any part of his, her or its interest in the Partnership only with the consent of the General Partner.

13. Withdrawal. No partner may withdraw from the Partnership except pursuant to an amendment to this Agreement.

14. Amendments; Additional Partners.

(a) Without the approval of the Initial Limited Partner or any other partner, the General Partner may amend, and may amend and restate, this Agreement.

(b) Without the approval of the Initial Limited Partner, the General Partner may admit additional limited partners to the Partnership. After the admission of any additional limited partners pursuant to this Section 14, the business of the Partnership shall continue as a limited partnership under the Act. The admission of additional limited partners to the Partnership pursuant to this Section 14 may be accomplished by the amendment, or the amendment and restatement, of this Agreement, without the consent of the Initial Limited Partner being required.

15. Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December in each year. The taxable year of the Partnership shall be determined under Section 706 of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”). The General Partner is authorized to make all elections for tax or other purposes as it may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

16. Tax Matters. The Partnership shall maintain capital accounts (“Capital Accounts”) for the Initial Limited Partner and the General Partner, and each other partner of the Partnership who may be admitted to the Partnership from time to time, in accordance with the principles and requirements set forth in Section 704(b) of the Code and the Treasury Regulations. Each item of income, gain, loss and deduction of the Partnership shall be allocated among the Capital Accounts of each of the partners of the Partnership with respect to each fiscal year, as of the end of such fiscal year, in a manner that as closely as possible gives economic effect to Section 11 and the other relevant provisions of this Agreement. Each item of income, gain, loss or deduction recognized by the Partnership shall be allocated among the partners of the Partnership for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Capital Accounts, provided that the General Partner may adjust such allocations as long as such adjusted allocations have substantial economic effect or are in accordance with the interests of the partners in the Partnership, in each case within the meaning of the Code and the Treasury Regulations. The General Partner shall designate a person as the “partnership representative” of the Partnership for each taxable year of the Partnership, in accordance with Section 6223 of the Code and any similar provision under any state or local or non-U.S. tax laws.

17. Partnership Tax Treatment. The Initial Limited Partner and the General Partner intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and neither the Partnership nor the General Partner shall make an election (i.e., check-the-box) under Treasury Regulation Section 301.7701-3 for the Partnership to be classified for U.S. federal income tax purposes as an association taxable as a corporation.

18. Withholding and Partnership Taxes. The General Partner in its discretion may withhold and/or pay taxes with respect to any partner in the Partnership, and any such taxes may be withheld from any distribution otherwise payable to such partner.

19. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

20. Waiver of Partition. Each of the partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Partnership’s property.

21. Liability of the Initial Limited Partner. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Limited Partnership Agreement as of the 4th day of September 2025.

GENERAL PARTNER:

CVC-PEF General Partner, LLC

By:	/s/ Vic Cabot
	Name:	Vic Cabot
	Title:	Director

INITIAL LIMITED PARTNER:

CVC 2020 Investments Limited

By:	/s/ Vic Cabot
	Name:	Vic Cabot
	Title:	Director